UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported) January 24, 2006
Cooper Industries, Ltd.
(Exact Name of Registrant as Specified in its Charter)

1-31330 (Commission File Number)	Bermuda (State or Other Jurisdiction of Incorporation)	98-0355628 (IRS Employer Identification No.)

600 Travis, Suite 5800, Houston, Texas (Address of Principal Executive Offices)		77002 (Zip Code)
713/209-8400
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Results of Operations for the Fourth Quarter and Fiscal Year 2005
On January 24, 2006, Cooper Industries, Ltd. (the “Company”) issued the press release attached hereto as Exhibit 99.1 setting forth the Company’s results of operations for the fourth quarter and fiscal year 2005. The press release includes a reference to free cash flow and the Company’s net debt-to-total capitalization ratio. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the press release.
Company management believes that the presentation of free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity in the period to reduce debt, repurchase shares and make acquisitions or other investments. Management also uses free cash flow to assess the Company’s operating performance and includes free cash flow as a criteria for determining incentive compensation for key employees. Company management believes that the net debt-to-total capitalization ratio provides investors with a supplemental ratio that reflects the Company’s debt leverage if the Company were to use its cash balances to pay down debt.
Item 8.01 Other Events.
The attached press release also discloses a significant development regarding the proposed settlement agreement relating to the Company’s participation in Federal-Mogul Corporation’s 524(g) asbestos claimants’ trust.
Item 9.01 Financial Statements and Exhibits.
     Exhibits
99.1	Company press release dated January 24, 2006 titled “Cooper Industries Reports Fourth Quarter Earnings of $1.10 Per Share — Full-Year 2005 earnings per share increases 15 percent to $4.12.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER INDUSTRIES, LTD.
(Registrant)

Date: January 24, 2006	/s/ Terry A. Klebe

Terry A. Klebe
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX
Exhibit No.
99.1	Company press release dated January 24, 2006 titled “Cooper Industries Reports Fourth Quarter Earnings of $1.10 Per Share — Full-Year 2005 earnings per share increases 15 percent to $4.12.”